SIDLEY AUSTIN LLP One South Dearborn Street Chicago, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING boston BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG houston LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

Founded 1866

EXHIBIT 23.01(a)

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement (Reg. No. 333-183197), as filed with the United States Securities and Exchange Commission on or about April 29, 2014, and the related Prospectus of Global Macro Trust.

/s/ Sidley Austin llp

April 29, 2014

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.